UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BIONOVO, INC.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on May 3, 2012

A Special Meeting of Stockholders of Bionovo, Inc., a Delaware corporation (“Bionovo” or the “Company”), will be held at 10 a.m., local time, on May 3, 2012, at the Company’s headquarters located at 5858 Horton Street, Suite 400, Emeryville, California, for the following purposes:

1.	To approve an amendment to the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our common stock at an exchange ratio of 1-for-250 (the “Amendment”), and to authorize the Board of Directors, in its discretion, to implement the reverse stock split at any time prior to December 31, 2012 by filing an amendment to the Certificate of Incorporation; and

2.	To adjourn or postpone the special meeting to permit further solicitation of proxies in favor of Proposal No. 1 in the event there are insufficient votes at the time of the meeting to adopt Proposal No. 1.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only holders of record of our common stock at the close of business on March 23, 2012, the record date for the special meeting, are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you are a holder of record of our common stock on the record date, you may vote in person at the meeting even if you have previously returned a proxy.

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be held on May 3, 2012: We have elected to provide access to our proxy materials by: (i) sending you this full set of proxy materials, including the proxy statement and a proxy card; and (ii) notifying you of the availability of these proxy materials on the Internet that you may download and print at http://www.edocumentview.com/BNVI. We encourage you to review all of the important information contained in the proxy materials contained herein or accessed via the website before voting.

Sincerely,

/s/ Dr. Mary Tagliaferri

Mary Tagliaferri
President and Secretary

Emeryville, California

April 3, 2012

BIONOVO, INC.

5858 Horton Street, Suite 400

Emeryville, California 94608

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS

Stockholders Should Read the Entire Proxy Statement Carefully
Prior to Returning Their Proxies

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON May 3, 2012

You are receiving this communication because you are a holder of record of common stock of Bionovo, Inc., a Delaware corporation (“Bionovo” or the “Company”), as of March 23, 2012. We have elected to provide access to our proxy materials by: (i) sending you this full set of proxy materials, including the proxy statement and a proxy card; and (ii) notifying you of the availability of these proxy materials on the Internet that you may download and print at http://www.edocumentview.com/BNVI. We encourage you to review all of the important information contained in the proxy materials contained herein or accessed via the website before voting.

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Bionovo, Inc., a Delaware corporation, by our Board of Directors for use at a Special Meeting of Stockholders to be held at 10:00 a.m., local time on May 3, 2012, or at any adjournment or postponement of the meeting, for the following purposes:

1.	To approve an amendment to the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our common stock at an exchange ratio of 1-for-250 (the “Amendment”), and to authorize the Board of Directors, in its discretion, to implement the reverse stock split at any time prior to December 31, 2012 by filing an amendment to the Certificate of Incorporation; and

2.	To adjourn or postpone the special meeting to permit further solicitation of proxies in favor of Proposal No. 1 in the event there are insufficient votes at the time of the meeting to adopt Proposal No. 1.

The meeting will be held at our corporate headquarters located at 5858 Horton Street, Suite 400, Emeryville, California 94608. These proxy solicitation materials were first distributed on or about April 4, 2012 to all stockholders entitled to vote at the meeting.

Record Date and Outstanding Shares

Only holders of record of our common stock at the close of business on March 23, 2012, the record date for the special meeting, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 80,326,361 shares of our common stock. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Vote Required; Quorum; Abstentions; Broker Non-Votes

Quorum Requirement. The presence, in person or by proxy, of the holders of a majority of the total number of shares of our common stock outstanding on the record date shall constitute a quorum for the transaction of business at the special meeting. The inspectors appointed for the meeting will determine whether or not a quorum is present.

Required Vote.

Assuming that a quorum is present at the special meeting, (i) the affirmative vote of the holders of a majority of the total number of shares of our common stock outstanding on the record date is required to approve the Amendment set forth in Proposal No. 1 above (hereinafter, the “Reverse Stock Split Proposal”) and (ii) the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the special meeting and entitled to vote on the proposal is required to approve Proposal No. 2 above to adjourn or postpone the special meeting to permit further solicitation of proxies in favor of the adoption of the Reverse Stock Split Proposal (the “Adjournment Proposal”).

Abstentions. Each share of common stock represented by a vote to “ABSTAIN” from voting with respect to the proposals will be counted for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote “AGAINST” the Reverse Stock Split Proposal and the Adjournment Proposal.

Broker Non-Votes. A “broker non-vote” will occur with respect to a particular proposal when a broker holding shares for a beneficial owner is not permitted to vote those shares on that proposal because the broker does not have discretionary voting authority for the proposal and has not received instructions from the beneficial owner (customer-directed abstentions are not broker non-votes). Accordingly, if your shares are held in “street name” by a broker, in order to vote your shares, you will need to follow the directions your broker provides you. Each share of common stock represented by a broker non-vote with respect to the proposals will not be counted for purposes of determining the presence of a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the Reverse Stock Split Proposal, but will have no effect on the Adjournment Proposal.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted “FOR” approval of the Reverse Stock Split Proposal and, in the event there are insufficient votes at the time of the meeting to adopt the Reverse Stock Split Proposal, “FOR” the Adjournment Proposal.

Revocability of Proxies

Stockholders may revoke their proxies at any time prior to use by delivering to our Secretary at our principal executive offices, 5858 Horton Street, Suite 400, Emeryville, California 94608, a signed notice of revocation or later-dated signed proxy, or by attending the special meeting in person and revoking the proxy by signing a notice of revocation. Attendance at the special meeting does not in itself constitute the revocation of the proxy. Stockholders that have instructed their broker to vote their shares must follow their broker’s directions in order to change those instructions. You may also attend the special meeting in person instead of submitting a proxy.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. In addition, the Company has retained Georgeson, Inc. to assist in the solicitation of proxies for a fee of approximately $8,500, plus expenses.

Voting Results

Preliminary voting results will be announced at the special meeting. Final voting results will be published in a Current Report on Form 8-K no later than May 8, 2012.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of March 23, 2012, by (i) each current director; (ii) each of our named executive officers; (iii) all of the Company’s current directors and executive officers as a group; and (iv) each person who is known by us to be a beneficial owner of five percent or more of the Company’s common stock.

Beneficial Ownership of Securities(1)
Name of Beneficial Owner	Outstanding Shares of Common Stock	Shares Issuable Pursuant to Options or Warrants Exercisable Within 60 Days of March 23, 2012	Percent of Total
RothsInvest Asset Management AG(2)	5,320,121	---	6.6%
Empery Asset Management, LP (3)	4,906,400	3,118,203	9.99%
Hudson Bay Master Fund Ltd (4)	4,496,803	3,527,800	9.99%
Isaac Cohen(5)	1,943,619	609,836	3.2%
Mary Tagliaferri(6)	1,924,619	606,558	3.2%
J. David Boyle II	---	---	---
Louis Drapeau(7)	18,000	49,300	*
George Butler(8)	10,000	49,000	*
Robert Farrell(9)	---	30,000	*
All executive officers and directors as a group (6 persons)(10)	3,896,238	1,344,694	6.52%

*  Less than one percent

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 80,326,361 shares of common stock outstanding on March 23, 2012, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each person on this table is c/o Bionovo, Inc., 5858 Horton Street, Suite 400, Emeryville, CA 94608.

(2)	The address of this entity is Brandenberg Rechtsanwälte, Poststrasse 9, CH-6300 Zug. This information is based solely on a Schedule 13G filed on April 7, 2011.

(3)	The address of this entity is 1 Rockefeller Plaza, Suite 1205, New York, New York, 10020. This information is based solely on information provided in the Schedule 13G filed by Empery Asset Management, LP on March 19, 2012. Includes 3,118,203 shares subject to warrant agreements exercisable within 60 days. This entity holds a warrant to purchase 5,742,922 shares of our common stock, which may only be exercised to the extent the entity would not beneficially own, after any such exercise, more than 9.99% of the outstanding shares of our common stock (the “9.99% blocker”). The shares set forth in the third column above include only the shares issuable upon exercise of the warrant which, when aggregated with the shares of common stock currently owned by this entity, would not exceed the 9.99% blocker.

(4)	The address of this entity is Walkers SPV Limited, Walker House, PO Box 908GT, Mary Street, Georgetown, Grand Cayman, Cayman Islands. This information is based solely on information provided in the Schedule 13G filed by Hudson Bay Master Fund Ltd. on March 21, 2012. Includes 3,527,800 shares subject to warrant agreements exercisable within 60 days. This entity holds a warrant to purchase 5,742,922 shares of our common stock, which is subject to a 9.99% blocker. The shares set forth in the third column above include only the shares issuable upon exercise of the warrant which, when aggregated with the shares of common stock currently owned by this entity, would not exceed the 9.99% blocker.

(5)	Includes 609,836 shares subject to stock option agreements exercisable within 60 days.

(6)	Includes 606,558 shares subject to stock option agreements exercisable within 60 days.

(7)	Includes 49,300 shares subject to stock option agreements exercisable within 60 days.

(8)	Includes 49,000 shares subject to stock option agreements exercisable within 60 days.

(9)	Includes 30,000 shares subject to stock option agreements exercisable within 60 days.

(10)	Includes 1,344,694 shares subject to stock option agreements exercisable within 60 days.

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE
OF INCORPORATION, AS AMENDED, to effect a reverse stock split of our common stock at an exchange ratio of 1-for-250 (“Amendment”) and to authorize the Board of Directors, in its discretion, to implement the reverse stock split with THE AMENDMENT at any time prior to DECEMBER 31, 2012

General

Our Board of Directors has unanimously adopted and is submitting for stockholder approval amendments to the Certificate of Incorporation to effect a reverse stock split at a reverse split ratio of 1-for-250 (the “Reverse Stock Split”), which ratio will be selected by the Board of Directors following stockholder approval and prior to the time of filing of a certificate of amendment with the Secretary of State of the State of Delaware. Pursuant to the law of Delaware, the Company’s state of incorporation, the Board of Directors must adopt an amendment to the Company’s Certificate of Incorporation and submit the amendment to stockholders for their approval.

The Board of Directors, in its discretion, may elect, at any time prior to December 31, 2012, to effect the Reverse Stock Split after receipt of stockholder approval. The Board may also determine in its discretion not to proceed with the consummation of the Reverse Stock Split. In determining whether to implement the Reverse Stock Split, if at all, following the receipt of stockholder approval, the Board of Directors may consider, among other things, factors such as:

•	proposed financings and the terms of such financings;

•	the Company’s ability or intention to reapply for listing on The NASDAQ Capital Market;

•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock; and

•	prevailing general market and economic conditions.

Purposes of the Reverse Stock Split

Our Board of Directors believes that we need to raise substantial additional capital in order to continue our operations beyond April 15, 2012 and is contemplating an equity financing transaction, the terms of which have not yet been established. Our Board of Directors has concluded that an increase in the market price of our common stock may enhance the marketability of our common stock. On April 2, 2012, the last reported sales price of our common stock on the OTCQB was $0.03 per share. It is hoped that the consummation of the Reverse Stock Split will increase the per share market price of our common stock and possibly allow us to obtain financing on more favorable terms. An additional reason for the consummation of the Reverse Stock Split is to increase the number of shares of authorized stock available for issuance. Currently, the Company is authorized to issue up to a total of 350,000,000 shares, comprising 340,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our Board of Directors believes that the additional shares of authorized common stock available for issuance upon effecting the Reverse Stock Split would provide us with increased flexibility to issue and/or sell shares of our common stock from time to time at the discretion of the Board of Directors, and without further authorization by the stockholders, including as part of the contemplated equity financing transaction referred to above. We have no specific plans, arrangements or understandings, whether written or oral, with respect to the increase in shares available for issuance as a result of the Reverse Stock Split, other than those relating to the contemplated equity financing transaction discussed above.

In addition, if we are successful in increasing the market price of our common stock, we may be eligible to re-apply for listing on The NASDAQ Capital Market. Our common stock currently trades on the OTCQB. Prior to February 7, 2012, our common stock traded on The NASDAQ Capital Market under the symbol “BNVI.” The NASDAQ Capital Market has several initial listing criteria that companies must satisfy in order to be listed on the exchange. One criteria for listing is that the bid price of a company’s common stock must be greater than or equal to $4.00 per share.

The Board intends to implement the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is advisable to obtain equity financing and improve the likelihood that we will be able to re-apply for listing on The NASDAQ Capital Market. If the trading price of our common stock increases without a reverse stock split, the Board may exercise its discretion not to implement the Reverse Stock Split, notwithstanding authorization thereof by our stockholders.

If the stockholders approve the Reverse Stock Split Proposal, the Board would effect the Reverse Stock Split only upon the Board’s determination that the Reverse Stock Split would be in the best interests of Bionovo and its stockholders at that time. To effect the Reverse Stock Split, the Board would set the timing for the split prior to December 31, 2012. No further action on the part of stockholders will be required to implement the Reverse Stock Split. If the Reverse Stock Split Proposal is approved by stockholders, and the Board determines to implement the Reverse Stock Split, we would communicate to the public, prior to the effective date of the Reverse Stock Split, additional details regarding the Reverse Stock Split.

You should keep in mind that the implementation of the Reverse Stock Split does not have an effect on the actual or intrinsic value of the Bionovo business or your proportional ownership in the Company. You should also consider that in many cases, the market price of a company’s shares declines after a reverse stock split.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of our common stock (the aggregate value of all Bionovo common stock at the then-market price) after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of our common stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split.

There can be no assurance that the market price per new share of our common stock after the Reverse Stock Split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the Reverse Stock Split. For example, based on the closing price of our common stock on April 2, 2012 of $0.03 per share, as reported on the OTCQB, if the Board were to implement the Reverse Stock Split, we cannot assure you that the post-split market price of our common stock would be $7.50 (that is, $0.03 × 250) per share or greater. In many cases, the market price of a company’s shares declines after a reverse stock split.

Accordingly, the total market capitalization of our common stock after implementation of the Reverse Stock Split when and if implemented may be lower than the total market capitalization before the Reverse Stock Split. Moreover, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.

The Reverse Stock Split may not increase the Company’s stock price over the long-term, which may prevent the Company from qualifying for listing with NASDAQ.

On or about February 7, 2012, the Company filed a Form 25 with the SEC to voluntarily delist its common stock from The NASDAQ Capital Market, in part, due to its inability to comply with NASDAQ’s on-going listing requirements. While we expect that implementation of the Reverse Stock Split, together with other actions required to meet applicable listing standards, will enable our shares to qualify for reapplication for listing with NASDAQ and that we will be able to continue to meet on-going quantitative and qualitative listing requirements, we cannot be sure that this will be the case. Negative financial results, adverse clinical trials developments, or market conditions could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain applicable NASDAQ listing requirements. Furthermore, in addition to its enumerated listing and maintenance standards, NASDAQ has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to our shares.

If the Reverse Stock Split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the Board believes that a higher stock price may help generate investor interest and may allow us to obtain new equity financing on more favorable terms, there can be no assurance that implementation of the Reverse Stock Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

A decline in the market price of our common stock after the Reverse Stock Split is implemented may result in a greater percentage decline than would occur in the absence of the Reverse Stock Split, and the liquidity of our common stock could be adversely affected following the Reverse Stock Split.

If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Principal Effects of Implementation of the Reverse Stock Split

If approved and implemented, the principal effects of the Reverse Stock Split would include the following:

•	the number of outstanding shares of the Company’s common stock will be decreased;

•	the total number of shares of common stock that we are able to issue will be increased;

•	appropriate adjustments will be made to stock options, restricted stock and other securities convertible into shares of our common stock granted under our plans to maintain the economic value of the awards;

•	the number of shares reserved for issuance under our equity incentive plans will be reduced proportionately (and appropriate adjustments or modifications will be made under the plans); and

•	the exercise price of our outstanding warrants to purchase our common stock and the number of shares reserved for issuance upon exercise will be adjusted in accordance with their terms.

The common stock resulting from the Reverse Stock Split will remain fully paid and non-assessable and will not entitle any holder to any preemptive rights. The Reverse Stock Split will not affect the public registration of the common stock under the Securities Exchange Act of 1934, as amended.

If implemented, the Reverse Stock Split would not have any effect on our current dividend policy. We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance expansion. As a result, our directors and management do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

The effectuation of the Reverse Stock Split would not, by itself, affect our assets or business prospects. Also, if approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Fractional Shares

We will not issue fractional shares in connection with the implementation of the Reverse Stock Split. Instead, any fractional share which results from the Reverse Stock Split will be rounded up to the next whole share.

Authorized Shares

The proposed amendments to the Certificate of Incorporation will not change the authorized shares of common stock or preferred stock. As previously noted, the Company is authorized to issue up to a total of 350,000,000 shares, comprising 340,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Effect on Par Value

The proposed amendments to the Certificate of Incorporation will not affect the par value of the common stock, which will remain at $.0001 per share. We anticipate, however, that our Board of Directors will reduce the capital attributable to our shares of common stock to the aggregate par value of our outstanding shares of common stock after the effective time of the Reverse Stock Split, and the additional paid-in capital account will be credited with the amount by which the capital is reduced. In future financial statements, we would restate net income or loss and other per share amounts for periods ending before the Reverse Stock Split that is implemented by our Board to give retroactive effect to the Reverse Stock Split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split that is implemented by our Board of Directors, the Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If stockholders approve the Reverse Stock Split Proposal and the Board decides to implement the Reverse Stock Split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our Certificate of Incorporation. The Reverse Stock Split will become effective at the time and on the date of filing of, or at such later time as is specified in, the certificate of amendment, either of which we refer to as the “effective time.” Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Stock Split without the need for the surrender of such certificates, but you may surrender your certificates in accordance with the procedure described below.

Upon the effectuation of the Reverse Stock Split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing a reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact them directly.

Following the effectuation of the Reverse Stock Split, holders of pre-reverse stock split shares will be asked to, and may, surrender certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in the letter of transmittal Bionovo sends to its stockholders. Bionovo’s transfer agent, Computershare, Inc., will act as the “exchange agent” for purposes of implementing the exchange of stock certificates. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares.

YOU SHOULD NOT SEND YOUR CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR EXCHANGE AGENT.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, the Company’s stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split described in this proxy statement.

Reservation of Right to Abandon the Reverse Stock Split

We reserve the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Delaware of the certificate of amendment to our Certificate of Incorporation, even if the Reverse Stock Split has been approved by our stockholders at the special meeting. By voting in favor of the Reverse Stock Split, you are expressly also authorizing the Board to determine not to proceed with the Reverse Stock Split if it should so decide.

Certain Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Further, it does not address any state, local or foreign income or other tax consequences. This summary also assumes that the shares of common stock held immediately prior to the effective time of the Reverse Stock Split (the “old shares”) were, and the new shares received will be, held as a “capital asset,” as defined in the Internal Revenue Code (generally, property held for investment).

We believe that the material U.S. federal income tax consequences of implementation of the Reverse Stock Split would be as follows:

•	Bionovo will not recognize any gain or loss as a result of the Reverse Stock Split;

•	you will not recognize any gain or loss as a result of the Reverse Stock Split;

•	the aggregate adjusted basis of the shares of each class of our common stock you hold following the Reverse Stock Split will be equal to your aggregate adjusted basis immediately prior to the Reverse Stock Split; and

•	your holding period for the common stock you continue to hold after the Reverse Stock Split will include your holding period for the common stock you held immediately prior to the Reverse Stock Split.

Our beliefs regarding the tax consequences of implementation of the Reverse Stock Split are not binding on the Internal Revenue Service or the courts. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential tax consequences to you of the Reverse Stock Split.

Votes Required for Approval of the Reverse Stock Split Proposal

The affirmative vote of the holders of a majority of the total number of shares of our common stock outstanding on the record date is required to approve the Reverse Stock Split Proposal. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will not be counted for purposes of determining the presence of a quorum. Both abstentions and broker-non votes will have the same effect as a vote “AGAINST” the Reverse Stock Split Proposal.

Annex Relating to the Reverse Stock Split Proposal

The form of amendment to our Certificate of Incorporation which is approved by voting “FOR” the Reverse Stock Split Proposal is attached to this proxy statement as Annex 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL 2

APPROVAL OF AN ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING to permit further solicitation of proxies in favor of the above proposal in the event there are insufficient votes at the time of the meeting to adopt such proposal

Votes Required for Approval of the Adjournment Proposal

The affirmative vote of the holders of a majority of the shares of common stock entitled to vote on the Adjournment Proposal and represented by person or proxy at the special meeting is required to approve the Adjournment Proposal. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Shares of common stock represented by broker non-votes will not be counted for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal and broker non-votes will have no effect on the Adjournment Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF the Adjournment Proposal to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the meeting to adopt the Reverse Stock Split Proposal.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Bionovo, Inc, Corporate Secretary, 5858 Horton Street, Suite 400, Emeryville, CA 94608 or contact our Corporate Secretary at (510) 601-2000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

Except for the proposals contained in this proxy statement, no other matter may be conducted at the special meeting.

Dated: April 3, 2012

Annex 1

Proposal 1: Form of Amendment to Certificate of Incorporation

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BIONOVO, INC.

(A Delaware corporation)

Bionovo, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The certificate of incorporation of the Corporation is hereby amended by deleting the first paragraph of Section 1 of Article FOUR thereof in its entirety and inserting the following in lieu thereof:

“Section 1. Authorized Shares. The Corporation shall have authority to issue two classes of shares to be designated respectively, “Common Stock” and Preferred Stock.” The total number of capital stock which the Corporation shall have the authority to issue is THREE HUNDRED FIFTY MILLION (350,000,000) shares, of which THREE HUNDRED FORTY MILLION (340,000,000) shares shall be common stock, and TEN MILLION (10,000,000) shares shall be preferred stock. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $0.001. Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation, each two hundred and fifty shares of common stock issued and outstanding immediately prior to the Effective Time shall be combined and changed into one (1) validly issued, fully paid and non-assessable share of common stock without any further action by this Company or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of common stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

BIONOVO, INC. INVESTOR RELATIONS 5858 HORTON STREET, SUITE 400 EMERYVILLE, CA 94608 <Shareholder Name> <Shareholder Addressl> <Shareholder Address2> <Shareholder Address3>

Voting Instructions

You can vote by Internet or Telephone!

You may choose one of the three voting options outlined below.

VOTE BY INTERNET —
www.investorvote.com/BNVI

•     You can view the Proxy Statement and submit your vote online at the website listed above up until 1:00 AM Central Time on May 3, 2012. You will need the control number at the left in order to do so.

•     Follow the instructions on the secure website to complete your vote.

VOTE BY PHONE — 1-800-652-VOTE (8683)

•     You may vote by phone until 1:00 AM Central Time on May 3, 2012.

•     Please have your notice and proxy card in hand when you call.

VOTE BY MAIL

•     If you have not voted via the internet OR telephone, mark, sign and return your proxy ballot in the postage-paid envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

This Proxy is Solicited on Behalf of the Board of Directors

THIS PROXY BALLOT IS VALID ONLY WHEN SIGNED AND DATED.

BIONOVO, INC.

The undersigned hereby appoints MARY TAGLIAFERRI and J. David Boyle II, and each of them, as lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Bionovo, Inc. that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Bionovo, Inc. to be held at Bionovo’s offices located at 5858 Horton Street, Suite 400, Emeryville, California 94608 on May 3, 2012, at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions:

	For	Against	Abstain
1. To approve an amendment to the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our common stock at an exchange ratio of 1-for-250 (the “Amendment”), and to authorize the Board of Directors, in its discretion, to implement the reverse stock split at any time prior to December 31, 2012 by filing an amendment to the Certificate of Incorporation.	☐	☐	☐

2.    To adjourn or postpone the special meeting to permit further solicitation of proxies in favor of Proposal No. 1 in the event there are insufficient votes at the time of the meeting to adopt Proposal No. 1.

	☐	☐	☐
The board of directors recommends a vote FOR Proposal 1 and Proposal 2.

Sign exactly as name appears hereon. For joint accounts, all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

Signature	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be held on May 3, 2012:

The proxy statement and proxy card are available at http://www.edocumentview.com/BNVI